Exhibit 99.1
News Release
CONTACT:
Cameron Golden
Director of Investor Relations and Corporate Communications
(404) 407-1984
camerongolden@cousinsproperties.com
COUSINS PROPERTIES COMMENCES COMMON STOCK OFFERING
ATLANTA—September 14, 2009— Cousins Properties Incorporated (the “Company”) (NYSE: CUZ) announced today that it has commenced a public offering of 32,000,000 shares of common stock. The underwriters will be granted a 30-day option to purchase up to 4,800,000 additional shares of common stock to cover overallotments, if any.
BofA Merrill Lynch, Morgan Stanley and J.P. Morgan are the joint book-running managers for the offering.
The Company plans to use the net proceeds from the offering to repay a portion of the outstanding balance under the Company’s unsecured revolving credit facility. Any net proceeds in excess of $248 million will be used to repay additional existing indebtedness under the Company’s revolving credit facility and for general corporate purposes.
This offering will be made pursuant to a prospectus supplement to the Company’s prospectus dated April 13, 2009, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.
When available, copies of the preliminary prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting BofA Merrill Lynch, Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080, telephone: 212-449-1000, Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014 or email a request to prospectus@morganstanley.com, or J.P. Morgan Securities Inc., Attention: National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, telephone: 718-242-8002.
About Cousins Properties
Cousins Properties Incorporated is a diversified real estate company with experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office, multi-family, retail, and land development projects. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ.

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Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections, including matters related to the commenced public offering. Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents the Company files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
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